EXHIBIT 23.2

[PETERSON SULLIVAN, PLLC LOGO]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form SB-2 dated May 11, 2007, of Octillion Corp. and Subsidiaries ("the Company"), of our report dated November  1, 2006, on our audit of the consolidated balance sheets of the Company as of August 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception) to August 31, 2006.  Our report on the consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the period from May 5, 1998 (inception) to August 31, 2006, insofar as it relates to amounts for prior periods through August 31, 2004, is based solely on the reports of other auditors.

Our report contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the caption "Experts."

/S/ PETERSON SULLIVAN PLLC

May 11, 2007

Seattle, Washington